Exhibit 10.38

Monternet Short-messaging Service Cooperation
Agreement

Agreement code:
Execution date: April 28, 2003

Party A:                                                                                 Beijing Mobile Communications Corporation

Legal representative: Sha Yuejia

Mail address: No. 58, Dong Zhong Street, Dongcheng District, Beijing, 100027, China

Tel: 65546699

Fax: 65541330

Opening bank:

Bank account:

Party B: Beijing SINA Internet Information Service Co., Ltd.

Legal representative: Mao Dao Lin

Mail address: 15/F      ,#A1, Wanquanzhuang, Haidian District, Beijing

Tel: 010-82628888

Fax: 010-85803327

Opening bank:

Bank account:

Beijing Mobile Communications Corporation (hereinafter referred to as “Party A”), as the mobile communication operator and mobile data service operator, provides open and fee-based communication channels for the application providers. Beijing SINA Internet Information Service Co., Ltd. (hereinafter referred to as “Party B”), as a company engaged in the value-added communication services approved by the competent telecom authorities, provides value-added short-message services to mobile phone users of China Mobile. To provide better application services to users, the parties agree as follows as to the joint development of Monternet short-message services upon adequate consultation in the principle of equality, mutual benefit and concerted growth.

I. Basic Description of Cooperation

1. Fundamental conditions

1)	Party B shall be fully compliant with the requirement of Internet Content/Application Service Management Methods of the State Council Order (No 292), be authorized for the qualification of the Internet information service business, be able to provide comprehensive after service system, and have legal and reliable information/message sources and other legal business operation conditions.

2)	In case Party B is the local partner of Party A, Party B shall provide Monternet short-message services only to China Mobile mobile phone users in Beijing region via the short-message channels of Party A.

3)	Party B shall promptly provide detailed business plans and marketing plans in writing to Party A.

4)	Party A shall make regular examination and management to Party B according to the business regulations of Monternet, and terminate the cooperation with Party B upon failure of Party B to pass such examination.

II. Rights and Obligations

1. Party A’s rights and obligations

1)	Party A allows Party B to provide short-message value-added services to users via the short-message gateway of Party A. Party A is entitled to adjust the short-message traffic volume according to the capacity of the short-message center. If such adjustment shall impact on the business of Party B, Party A shall promptly notify Party B thereof.

2)	Party A shall provide comprehensive GSM mobile communication system, and ensure smooth and stable information transmission. Upon the notification of Party B of any communication failure, Party A shall promptly settle the failure to avoid impairment of Party B’s business.

3)	Party A shall open the technical protocol, standard and interface standard relevant to the short-message gateway platform to Party B. Party A shall provide the technical documentation for mutual communication, and promptly address communication problems of Party B.

4)	Party A shall supply the hardware/software system for the short-message platform, and bear the relevant operation cost.

5)	Party A shall renovate its own billing system, including the commission-based collection system of the banks, and bear the cost of necessary hardware and software.

6)	Party A shall undertake the billing and payment collection on behalf of Party B. Party A is entitled to check the business of Party B to ensure the accurate billing data. Party A shall issue explicit information service fee invoice to users and the information service fee bill at the request of the user.

7)	When applicable, Party A shall provide the relevant data of Monternet invalid users (number canceling, service discontinuance and overdue information service fee) to Party B to facilitate Party B to dispose of such invalid Monternet users promptly.

8)	The parties shall make joint marketing and promotion.

2. Party B’s rights and obligations

1)	Party B shall undertake the building and maintenance of its own software and hardware, including but not limited to all hardware, system commissioning, cutover, system maintenance, routine business management and marketing efforts/cost of the subject project.

2)	Party B shall provide the agreed contents and application services to China Mobile users. Party B shall ensure the legal, prompt and reliable information sources. Party B shall guarantee that its information and content are compliant with applicable policies, laws and regulations, and be liable for any consequence arising out of illegal contents.

3)	Party B’s Website with customization interface for users is sms.sina.com.cn to inform users of the contents and service provided by Party B. The customization interface of Party B shall provide basic service functions like authentication, adding, deleting, modifying and searching, and allow users to inquire about the information service fee list. Party B shall provide explicit fee standards to users with the service fee standard changing frequency not less than 6 months. That is to say, the service fee standard of a service (new service or changed service) shall not be changed within the first 6 months. Party B shall keep complete use records of all users of at least 3 months, keep the user ordering data permanently, and provide the interface to Party A to inquire about the service records.

4)	Party B shall take necessary measures to effectively control invalid Monternet users. To ensure normal operation of Monternet business, Party B shall not send any information to invalid Monternet users it get to know.

5)	In case the system failure of Party B impairs the communication system of Party A, Party B shall follow the adjustment measure arranged by Party A to Party B’s short-message traffic volume to ensure normal and stable short-message service of Party B, and settle any user complaint thus incurred at its own cost.

6)	Party B shall not send advertisements and other irrelevant information to users via the communication channels of Party A during the term of this agreement. Party B shall strengthen the check of the short-message contents, restrict the group SMS numbers (at most 2 each time) and sending times in each time unit (not over 100 each hour). Party B shall take technical measures against illegal attack, unauthorized use of passwords, unauthorized convoking of web pages and other illegal acts impairing Monternet business information security.

7)	During the term of this Agreement, Party B is obligated to furnish the monthly report within the first 5 days each month as requested by Party A to Party A, stating the user development, user categories, user habits, business forecast and others, the monthly report format as set out in Exhibit 1 hereto. Party A shall keep the confidentiality of such data according to Article 8 hereto.

8)	The parties shall undertake joint marketing and promotion.

III. Distribution of Rights and Obligations

1.	Party B shall address the user disputes arising out of contents, services or transmission failure between the parties. Party A shall responsible for the user disputes arising out of the short-message gateway and center. The maintenance labor-division is as follows:

2.	The contents or applications provided by Party B shall be within the business scope mutually agreed, otherwise Party A is entitled to terminate this Agreement with Party B liable to the default penalty. Party A is entitled to supervise the business development of Party B, Party B shall assist the efforts of Party A in this regard in an effort to avoid negative impact on normal business of Party A by the business of Party B. In case the business development of Party B negatively impairs the normal business of Party A due to the violation against this Agreement, Party A is entitled to terminate this Agreement with Party B liable for the default liability.

3.	Party B shall notify Party A in writing prior to adding or withdrawing any services hereunder or changing the price of some services. In case of agreeing with the change of certain service prices, Party A shall notify Party B in writing. In case of Party A’s written consent of adding certain services by Party B, Party B shall test the added services with regular test reports submitted to Party A, and shall not provide such new services to users without the acceptance of the sophistication of such services by Party A, details refer to Exhibit 2 hereto.

IV Revenues of the Parties

1.	Party A shall charge the mobile phone user the communication service fee at RMB 0.10 yuan/message for the short-message services hereunder. In principle, Party B shall determine the information service fee for the services hereunder used by the mobile phone users subject to the approval of China Mobile Corporation. Party A suggests the upper threshold of the information service fee (maximum RMB 2 yuan/message, RMB 30 yuan/month for monthly services). Party B shall submit the fee standards to the price administration authorities, and promptly notify Party A accordingly.

2.	Party A shall provide the billing service and fee collection service to Party B. All information service fee of Beijing region users of each billing month shall be the due information service fee in Beijing. Party A shall pay 85% of the due information service fee of Beijing to Party B, and be liable to the risk of overdue payment of local users. In case Party B is the full-network partner of Party A, i.e. Party B provide Monternet short-message value-added services to nationwide China Mobile users in China, then all information service fee of non-Beijing users recorded in each billing month shall be the due information service fee of non-Beijing regions, which shall be collected by local subsidiaries of China Mobile. Relevant local subsidiaries of China Mobile will credit 85% local due information service fee to Party A, which shall then be transferred to Party B by Party A in full.

3.	In case the monthly short-message entries (downlink) sent by Party B to nationwide users as recorded in the gateway billing data exceeds those sent by users to Party B (uplink), thus resulting in ill-balanced communication fee of Party B (the balance of downlink messages and uplink messages is the ill-balance communication), Party A shall charge RMB 0.05-0.10 yuan/message for the ill-balance communication as follows:

Ill-balanced
downlink SM	Fee
traffic	standard (RMB	Calculation methods
(messages/month)	yuan/message)	X=(MT-MO) message/month

Below 100,000	0.08	X*0.08, at least RMB 2000 yuan
100,000-300,000	0.07	(X-100,000)*0.07+100,000*0.08
300,000-1 million	0.06	(X-300,000)*0.06+200,000*0.07+100,000*0.08
Over 1 million	0.05	(X-1
		million)*0.05+700,000*0.06+200,000*0.07+10 0,000*0.08

IV. Settlement Method

1. Settlement point: determined by Party A.

2. Settlement methods

1)	Party B shall link with the short-message center of Party A via the short-message gateway of Party A, which shall record the billing data as final. The monthly settlement from the 15th day to the 20th day each month shall cover the fee of the last month from the 1st day to the last day. After the normal billing accounting period, Party A shall calculate the current-month information service fee of Party B and the ill-balance communication fee payable to Party A, which shall serve as the basis of settlement between the parties.

2)	The parties shall make the account settlement of the current-month information service fee according to the records of the billing system of Party A. Both party shall settle the fee based on the 85% portion of information service fee minus the ill-balance communication fee. In case the balance is positive, Party a shall pay the balance to Party B and Party B shall issue service industry invoices to Party A. In case the balance is negative, Party B shall pay the balance to Party A and

Party A shall issue service industry invoices to Party B. The payment collecting party shall mail the service industry invoice within three (3) days after the receipt of the payment (by local post stamp).

3)	The parties shall make the settlement and payment strictly according to the regulations of settlement model and schedule. In case either party delays the due payment beyond the stipulated time (the 20th day each month), the party shall pay to the other party the delay penalty at the daily rate of 0.1% of the delayed payment. In case either party fails to make payment overdue for over 2 months after the notice of the other party, the conforming party is entitled to lodge an action against the default party with the legal liability borne by the default party.

V. Marketing and Promotion

1.	The parties shall engage in joint marketing and promotion with their respective resources in the principle of mutual benefit.

2.	Party A in general shall market/promote Monternet and the major categories of application services instead of the cooperative Monternet services separately.

3.	Party B shall market/promote its brand and relevant Monternet services as well as the brand of Monternet. Party B shall strictly abide by the brand/marks regulations of Party A in use of Monternet LOGO without unauthorized distortion or color change with prior approval of Party A prior to any use thereof.

4.	Party B shall not use Monternet brand for any purpose other than the marketing/promotion of Monternet services, otherwise Party A is entitled to require Party B to stop the use thereof and bear any liability thus incurred, or even claim the legal liability for severe violations.

5.	Party B must obviously indicate the customer service phone or customer service Website, compliant email on any promotional material and media ads. of Monternet business. Party B shall not adopt the similar products of China Mobile rivals as the promotional gifts of Monternet business.

VI. Customer Services

1.	The Monternet short messages received by users must be those upon their request or customization. Party B shall ensure the wholesomeness and legality of the short messages sent to users, Party A is entitled to supervise the short message contents of Party B, and strengthen the management thereof, specific regulations as provided for in Exhibit 3.

2.	Party B shall fully inform users of the basic elements of Monternet services prior to any ordering, including price, sending frequency/times, use model, major contents and etc.

3.	Party A shall process the customer inquiries and complaints arising out of the communication network problems.

4.	Party A’s customer service center 1860 and the major outlets will handle the customer inquiries and complaints about Monternet services, and transfer any customer problem about information content and services to the customer service center of Party B.

5.	Party B shall keep 24*7 hotline, and inform users thereabout in the Web pages or marketing.

6.	Party B shall assign regular staff to handle user complaints, and respond to customer complaint within one (1) day thereafter.

7.	To ensure the user understanding of Party B’s services, Party B must process the service recommendations, customer service instructions and the downlink information of user passwords free of charge, and send the service prompt information (e.g. price, customization confirmation, customer service hotline, order rejection and etc) free of information service fee.

8.	For monthly-payment short-message services, Party B may charge the monthly fee at the user for the use of the service between half a month to a month, and charge no fee at the user for the use of the service below half a month.

9.	For users in request of customized services via Internet, Party B shall obviously indicate the basic business information on the Web page prior to the user confirmation of the customization. After successful customization, Party B shall send the prompt information to users, stating “thanks to you”, “successful confirmation of the customization”, “service information fee standard”, “sending frequency/times”, “order withdrawal method”, “customer service phone/Website”.

10.	For users of customized services via mobile phones, Party B shall return the prompt information via short message to the users (including paid users and third-party users) immediately, stating “thanks to you”, “successful confirmation of the customization”, “service information fee standard”, “sending frequency/times”, “order withdrawal method”, “customer service phone”, “Website” (optional).

11.	To the initial ordering intentions acquired in the non-online marketing (e.g. filling out forms), Party B shall send the second confirmation message (basic service information), and confirm the actual order after user confirmation of the password.

VII. Termination

1.	Party B shall not send any information to invalid Monternet users. In case Party B knowingly send information to invalid Monternet users, Party A is entitled to require Party B to indemnify the economic loss incurred from user overdue payment, and is entitled to terminate this Agreement and the cooperation hereunder.

2.	Party B is obligated to ensure the compliance of its information content with Telecom Regulations of PRC, Internet Information Service Regulations and other applicable laws, regulations and policies, not distribute any illegal and obscene information undermining the national security and interest, Party B shall ensure that its information content shall not impair the corporate image of China Mobile. Without written consent of Party A, Party B shall not send ads and other irrelevant information to mobile users via the short-message ports furnished by Party A. Otherwise, Party B shall indemnify Party A for any loss thus incurred, and Party A is entitled to terminate this Agreement and the cooperation hereunder.

3.	Upon the receipt of user complaint for receiving any un-requested message from Party B, Party A shall notify Party B accordingly, and Party B shall investigate the reasons. In this case, Party A shall not charge user any fee, and return any fee collected back to the users, and Party A is entitled to terminate this Agreement and the cooperation hereunder according to the current-month severity of customer complaints.

4.	To ensure the normal marketing of Monternet services, Party B shall not directly or indirectly provide cross-operator short-message services, including domestic cross-operator short-message services and international short-message services, and shall not carry out commission-based fee collection services via the short-message system of Party A. Otherwise, Party B shall indemnify Party A for any loss thus incurred, and Party A is entitled to terminate this Agreement and the cooperation hereunder.

5.	In case Party A transfers customer complaints to Party B, Party B shall initially respond to the customer service department of Party A within two (2) hours, and investigate the reasons/handle the complaint within one (1) working day. Party A is entitled to deduct RMB 500 yuan per each customer complaint from the current-month due payment to Party B as the default penalty, and Party A is entitled to terminate this Agreement and the cooperation hereunder according to the default severity.

VIII. Confidentiality

1.	Proprietary Information refers to any valuable information developed, created, found or disclosed to the receiving party by the disclosing party. Proprietary Information includes but not limited to the trade secrets, intellectual property rights (IPR) and technical secrets.

2.	The parties shall protect the IPR and other Proprietary Information among other trade secrets of its own and the other party. Without written consent of the other party, either party shall keep the confidentiality of the Proprietary Information of the other party, and shall not disclose any Proprietary Information involving with the trade secrets and technical secrets of the other party to any third party.

3.	The parties shall keep the confidentiality of this cooperation and this Agreement. Without prior written consent of the other party, either party shall disclose the details of the cooperation and this Agreement to any third party.

IX. Default Liability

Failure of either party to perform any provision hereunder shall be deemed as default. Upon receipt of the other party’s written notice of the default, the default party, if confirming the default, shall correct the default within twenty (20) days thereafter with written notice to the other party. It the notified party denies the default, it shall inform the other party thereof within twenty (20) days or sate the reasons therefor. In this case, the parties shall settle the dispute via consultation, or resort to the dispute settlement provisions hereunder for any dispute failing friendly consultation, the default party shall be liable for the loss thus incurred to the conforming party.

X. Liability Limitation

In case both party or either party fails to perform, partly or as a whole, the obligations hereunder due to force majeure event, neither party shall be held liable for the default liability. However, the affected party or the parties shall notify the other party within fifteen (15) days thereafter and furnish relevant supporting evidence. Either party or both parties shall resume the performance of this Agreement after the elimination of the force majeure.

XI. Dispute Settlement

The parties may settle the dispute arising out of the performance hereunder via friendly consultation. Either party may submit the dispute failing friendly consultation to Beijing

Arbitration Committee for arbitration according to its rules. The arbitration award is final and binding upon the parties.

XII. Effectiveness, Modification, Termination and Renewal of Agreement

1.	This Agreement shall take effect from May 1, 2003, and expire upon October 31, 2003. In case the parties do not terminate this Agreement upon the expiration, this Agreement shall automatically renew for another 6 months. The party rejecting the renewal shall notify the other party thirty (30) days in advance of the expiration in writing thereabout.

2.	This Agreement, 13 pages, is made in six (6) copies with each party holding three (3) copies of equal validity. It shall take effect upon execution and stamp of the duly authorized representatives of the parties.

3.	The exhibits hereto constitute an integral part of this Agreement with equal legal validity.

4.	During the term of this Agreement, the parties may modify the provision hereunder or terminate this Agreement upon friendly consultation. Either party intending to change or modify this Agreement shall notify the other party in writing thirty (30) days in advance. The party unilaterally terminating this Agreement shall indemnify all loss thus incurred to the other party.

Party A (seal):	Party B (seal):

Representative: Xiang Wenjie	Representative: Benjamin Tsiang

Exhibits:	1.	Monthly statistic report of Monternet business
	2.	Procedures for adding new services
	3.	Regulations of Monternet short message contents

Exhibit 1: Monthly Statistic Report of Monternet Business

Table 1: Nationwide service based on short messages

	SP corporate		New registered	Current-month	Current-month	Short-message
S.N.	code	SP name	users	users	premium users	items
1

Table 2: Local service based on short message

	SP corporate		New registered	Current-month	Current-month	Short-message
S.N.	code	SP name	users	users	premium users	items
Note:

1.	New registered users: additional users logging on and registering via the service end of certain SP in the current month.

2.	Current-month users: users in use of the short-message service of the SP at least once in the current month.

3.	Current-month premium users: registered users in use of SP premium services in the current month.

4.	Short-message items: all short messages sent and received to our gateway via the SP service end in the current month.

5.	SP engaged in nationwide short-message services shall fill out table 1, and SP engaged in local short-message services should fill out table 2.

Exhibit 2 Procedures for Adding New Services

1.	Party B shall report to Party A the new services within the first 5 days each month in the standard format, any services not reported during the period shall be automatically transferred to the next month.

2.	Party A shall respond to the new service application of Party B within three (3) working days as to whether to allow test.

3.	The test period of Party B is the first 25 days each month, Party B shall promptly submit the test reports to Party A, Party A shall check the test report and promptly respond to Party B. Party A shall not accept test reports submitted beyond the above period.

4.	After the test, if the parties deem the test successful, Party A shall notify Party B within five (5) working days as to the formal cutover date. In case unsuccessful test, the test will be terminated, or Party B shall make another test in the next test period.

Remarks: future business management regulations of China Mobile will prevail.

Exhibit 3: Management Regulations of Monternet Short Message Contents

Chapter 1 General

     Article 1 To ensure the wholesome development of China Mobile Monternet Program, safeguard the long-term interest of the operators and partners, and protect legal rights of all users, Beijing Mobile Communications Corporation hereby promulgates the Management Regulations of Monternet Short Message Contents according to Internet Information Management Regulations of China and Monternet Service Content Review/management Methods of China Mobile.

     Article 2 This Regulation shall make open and transparent supervision of the short message contents of all SPS providing Monternet services in the principle of fairness and equality.

     Article 3 This Regulation is subject to amendment and supplement based on the market changes, which shall prevail over the original version.

Chapter 2 Requirements on Short Message Contents

     Article 4 It is prohibited to make impolite and obscene personal attack to mobile phone users of China Mobile via the short message words/languages in any manner.

     Article 5 It is prohibited to undermine the image of China Mobile via the short message words/languages in any manner.

     Article 6 It is prohibited to distribute obscene and indecent contents via the short message words/languages in any manner.

     Article 7 It is prohibited to misguide user behaviors via the short message words/languages in any manner in an effort to cheat users and incur user loss.

Chapter 3 Examination Methods

     Article 8 Beijing Mobile Communications Corporation will make irregular spot check of short message contents of SPs providing Monternet services.

     Article 9 Beijing Mobile Communications Corporation will make regular survey to investigate the customer satisfaction of the short message contents of SPs.

     Article 10 Beijing Mobile Communications Corporation customer service center 1860 will handle the customer complaint of the short message contents.

Chapter 4 Handling Method

     Article 11 When Beijing Mobile Communications Corporation aware of the prohibited short message content, it will issue written warning to the SP and SP shall make corrective action within three (3) days.

     Article 12 If no corrective action were make by SP, Beijing Mobile Communications Corporation will issue the second written warning. SP shall examine and amend its short message contents within three (3) days.

     Article 13 Beijing Mobile Communications Corporation will terminate contract with the SP failing to correct prohibited content after the second warning, and order correction within stipulated period based on the severity.

     Article 14 For SPs liable for prohibited contents during multiple spot checks, frequency user complaints and failing prompt correction, Beijing Mobile Communications Corporation will terminate contract with them and order correction within stipulated period based on the severity.

Chapter 5 Supplement

     Article 15 This Regulation shall be interpreted by Marketing Department of Beijing Mobile Communications Corporation.

     Article 16 This Regulation shall be enforced since the execution date (May 2001).